CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm in the Post-Effective Amendment to the Registration Statement on Form N-1A of The Berwyn Funds and to the use of our report dated December 30, 2016 on the financial statements and financial highlights of Chartwell Small Cap Value Fund, Chartwell Short Duration High Yield Fund, Berwyn Fund, Berwyn Income Fund, and Berwyn Cornerstone Fund, each a series of shares of Investment Managers Series Trust.   Such financial statements appear in the 2016 Annual Report to Shareholders which is incorporated by reference into the Statement of Additional Information.

/s/TAIT, WELLER & BAKER LLP

Philadelphia, Pennsylvania
June 2, 2017